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EXHIBIT 10.6

                                          EXECUTIVE CHANGE IN CONTROL AGREEMENT
                                          (TIER I)

                                          Weyerhaeuser Company and Weyerhaeuser
                                          Company Limited

                                          March 2006

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CONTENTS

Article 1. Term of the Agreement                                                          1

Article 2. Definitions                                                                    1

Article 3. Participation and Continuing Eligibility under this Agreement                  5

Article 4. Severance Benefits                                                             5

Article 5. Form and Timing of Severance Benefits                                          8

Article 6. The Company's Payment Obligation                                               9

Article 7. Arbitration                                                                    9

Article 8. Outplacement Assistance                                                       10

Article 9. Successors and Assignments                                                    10

Article 10. Miscellaneous                                                                10

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WEYERHAEUSER COMPANY
_____________(EXECUTIVE)
CHANGE IN CONTROL AGREEMENT (TIER I)

      THIS EXECUTIVE CHANGE IN CONTROL AGREEMENT (Tier I) is made and entered into by and among Weyerhaeuser Company, Weyerhaeuser Company Limited (hereinafter collectively referred to as the "Company", or separately referred to as "Weyerhaeuser" and "WYL") and _______________(hereinafter referred to as the "Executive").

      WHEREAS, the Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company;

      WHEREAS, the Executive is a key executive of the Company;

      WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive's advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

      WHEREAS, should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.

      NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company, WYL and the Executive agree as follows:

ARTICLE 1. TERM OF THE AGREEMENT

      This Agreement will commence on the Effective Date and shall continue in effect until December 31, 2006.

      However, in the event a Change in Control occurs during the term of this Agreement, this Agreement will remain in effect for the longer of: (i) twenty-four (24) full calendar months beyond the month in which such Change in Control occurred; (ii) until all obligations of the Company to the Executive hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

ARTICLE 2. DEFINITIONS

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      Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

      (a)   "AGREEMENT" means this Executive Change in Control Agreement (Tier
            I).

      (b) "BASE SALARY" means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

      (c) "BENEFICIARY" means the persons or entities designated or deemed designated by a Executive pursuant to Section 10.2 hereof.

      (d)   "BOARD" means the Board of Directors of the Company.

      (e)   "CAUSE" means Executive's:

            (i) Willful and continued failure to perform substantially Executive's duties with the Company after the Company delivers to Executive written demand for substantial performance specifically identifying the manner in which Executive has not substantially performed Executive's duties;

            (ii)  Conviction of an indictable offense; or

            (iii) Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

      For purposes of this Section 2(e), no act or omission by Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board, or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company. For purposes of subsections (i) and (iii) above, Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership to the Board at a meeting called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board Executive is guilty of the conduct described in subsection (i) or (iii) above and specifying the particulars thereof in detail.

      (f) "CHANGE IN CONTROL" or "CIC" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

            (i) Any Person, but excluding the Company and any subsidiary of the Company and any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company (collectively, "Excluded Persons"), directly or indirectly, becomes the Beneficial Owner of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities with respect to the election of directors of the Company and such ownership

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            continues for at least a period of 30 days (with the end of such period being deemed the effective date of the CIC); or

            (ii) During any 24-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board, provided, however, that except as set forth in the following sentence, an individual who becomes a member of the Board subsequent to the beginning of the 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this Section 2.4(b). Notwithstanding the proviso set forth in the preceding sentence, if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, then such individual shall not be considered an Incumbent Director. For purposes of this Section 2.4(b), if at any time individuals who initially assumed office as a result of or in connection with an arrangement or understanding between the Company and any Person (an "Entity Designee") constitute at least one-half of the Board, none of such Entity Designees shall be considered Incumbent Directors from that time forward; or

            (iii) There is consummated:

                  (a) a plan of complete liquidation of the Company; or

                  (b) a sale or disposition of all or substantially all the Company's assets in one or a series of related transactions; or

                  (c) a merger, consolidation, or reorganization of the Company or the acquisition of outstanding Common Stock and as a result of or in connection with such transaction (A) 35% or more of the outstanding Common Stock or the voting securities of the Company outstanding immediately prior thereto or the outstanding shares of common stock or the combined voting power of the outstanding voting securities of the surviving entity are owned, directly or indirectly, by any other corporation or Person other than (x) an Excluded Person or (y) a Person who is, or if such Person beneficially owned 5% or more of the outstanding Common Stock would be, eligible to report such Person's beneficial ownership on Schedule 13G pursuant to the rules under Section 13(d) of the Exchange Act or (z) a Person that has entered into an agreement with the Company pursuant to which such Person has agreed not to acquire additional voting securities of the Company (other than pursuant to the terms of such agreement), solicit proxies with respect to the Company's voting securities or otherwise participate in any contest relating to the election of directors of the Company, or take other actions that could result in a Change in Control of the Company; provided that this exclusion shall apply only so long as such agreement shall remain in effect, or (B) the voting securities of the Company outstanding

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                  immediately prior thereto do not immediately after such
                  transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

      (g) "COMMITTEE" means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

      (h) "COMPANY" means Weyerhaeuser Company, a corporation incorporated under the laws of the state of Washington (including any and all subsidiaries), or any successor thereto as provided in Article 9 hereof.

      (i) "DISABILITY" shall have the meaning ascribed to it in the Company's Retirement Plan for Salaried Employees, or in any successor to such plan.

      (j) "EFFECTIVE DATE" means the date this Agreement is executed, or such other date as the Board shall designate.

      (k) "EFFECTIVE DATE OF TERMINATION" means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

      (l)   "EXECUTIVE" means Craig D. Neeser.

      (m) "GOOD REASON" shall mean, without the Executive's express written consent, the occurrence of any one or more of the following in conjunction with a "CIC":

            (i) A material reduction in (or assignment of duties inconsistent with) the Executive's position, title or reporting responsibilities existing prior to the Effective Date;

            (ii) Within two (2) years following a Change in Control, and without the Executive's consent, the Company's requiring the Executive to be based at a location which is at least fifty
                  (50) miles farther from the Executive's primary residence immediately prior to a Change in Control than is such residence from the Company's headquarters, immediately prior to a Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations as of the Effective Date;

            (iii) A reduction by the Company in the Executive's Base Salary as in effect on the Effective Date or as the same shall be increased from time to time;

            (iv) A material reduction in the benefit coverage provided to the Executive; provided, however, that reductions in the level of benefits coverage shall not be deemed to be "Good Reason" if the Executive's overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with the Executive's position at the acquiring company;

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            (v)   A material reduction in the Executive's level of
                  participation, including the Executive's target-level opportunities, in any of the Company's short- and/or long-term incentive compensation plans in which the Executive participates as of the Effective Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate "incentive opportunities" are reduced by ten percent (10%) or more); or a material increase in the relative difficulty of the measures used to determine the payouts under such plans (as reasonably determined by the Executive); provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if the Executive's reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive's position at the acquiring company;

            (vi) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 9 hereof; or

            (vii) Any purported termination by the Company of the Executive's employment otherwise than as permitted under this Agreement.

            Under this Agreement, Good Reason shall not be deemed to exist unless a "Change in Control" has occurred within the time frame described in Section 4.2 hereof.

      (n) "INCOME TAX ACT" means the provisions of the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supplement, as amended), and the regulations thereunder.

      (o) "NON-COMPETITION AND RELEASE AGREEMENT" is an agreement, in substantially the form attached hereto in Annex A, executed by and between Executive and the Company as a condition to Executive's receipt of the benefits described in Sections 4.3.

      (p) "PERSON" includes any natural person, partnership, corporation, trust, sole proprietorship, joint venture, government authority or association.

      (q)   "QUALIFYING TERMINATION" means any of the events described in
            Section 4.2 hereof, the occurrence of which triggers the payment of Severance Benefits under Section 4.3 hereof.

      (r) "RETIREMENT" shall mean early or normal retirement under the Company's Retirement Plan for Salaried Employees.

      (s)   "SEVERANCE BENEFITS" means Severance Benefits (as provided in
            Section 4.3 hereof),

      (t) "WYL" means Weyerhaeuser Company Limited, a corporation incorporated under the laws of Canada, or any successor thereto.

ARTICLE 3. PARTICIPATION AND CONTINUING ELIGIBILITY UNDER THIS AGREEMENT

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      3.1 PARTICIPATION. Subject to Section 3.2 hereof, as well as the remaining terms of this Agreement, Executive shall remain eligible to receive benefits hereunder during the term of the Agreement.

      3.2 REMOVAL FROM COVERAGE. In the event that, at the Executive's option and provided that the Company's consent is obtained, the Executive's job classification is reduced and such reduction causes the Executive's job classification to be below the minimum level required for eligibility to continue to be covered by severance protection as determined at the sole discretion of the Committee, the Committee may remove the Executive from coverage under this Agreement. Such removal shall be effective three (3) months after the date the Company notifies the Executive of such removal. Removals occurring within six (6) months prior to a CIC, or within twenty-four (24) months after a CIC, shall be null and void for purposes of this Agreement.

ARTICLE 4. SEVERANCE BENEFITS

      4.1 RIGHT TO SEVERANCE BENEFITS. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 4.3 hereof, if there has been a CIC of the Company and if, within the six (6) full calendar month period prior to the effective date of a CIC, or within twenty-four (24) calendar months following the effective date of a CIC, the Executive's employment with the Company shall end for any reason specified in Section 4.2 hereof.

      The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death or Disability, or due to a voluntary termination of employment by the Executive without Good Reason.

      4.2 QUALIFYING TERMINATION. The occurrence of any one or more of the following events within the six (6) full calendar month period prior to the effective date of a CIC, or within twenty-four (24) calendar months following the effective date of a CIC of the Company shall trigger the payment of Severance Benefits to the Executive under this Agreement:

            (a) A voluntary termination by the Executive for Good Reason or an involuntary termination of the Executive's employment by the Company, authorized by the Senior Vice President of Human Resources, for reasons other than Cause and other than mandatory Retirement; or

            (b) The Company or any successor company breaches any material provision of this Agreement.

      4.3 DESCRIPTION OF SEVERANCE BENEFITS. In the event that the Executive becomes entitled to receive Severance Benefits (and further contingent upon the proper execution of the Non-Competition and Release Agreement as set forth in
Section 4.8 hereof), as provided in Sections 4.1 and 4.2 hereof, the Company shall pay to the Executive and provide him with the following:

            (a) An amount equal to three (3) times the highest rate of the Executive's annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.

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            (b)   An amount equal to three (3) times the Executive's target
                  annual bonus established for the bonus plan year in which the Executive's Effective Date of Termination occurs (or, if higher, the target annual bonus established for the bonus plan year in which the Change in Control occurs).

            (c) An amount equal to the Executive's unpaid Base Salary and accrued vacation pay through the Effective Date of Termination.

            (d) An amount equal to the Executive's unpaid targeted annual bonus, established for the plan year in which the Executive's Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then - existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365). Any payments hereunder are in lieu of any pro-rated bonuses otherwise payable under the Company's applicable annual incentive plan.

            (e) A continuation of the welfare benefits of health care, and life insurance coverage for three (3) full years after the Effective Date of Termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination. However, in the event that substantially similar benefits are not practically able to be provided by the Successor Company, the Company will pay the Executive a lump sum equal to $25,000 (CDN) for each year of benefits coverage protection, or $75,000 (CDN) in total.

                  Notwithstanding any of the above, such medical benefits shall be secondary to any similar medical benefits provided by the Participant's subsequent employer.

            (f) Full vesting of the Executive's benefits under any and all supplemental retirement plans in which the Executive participates. For purposes of determining the amount of an Executive's benefits in such plans, such benefits shall be calculated under the assumption that the Executive's employment continued following the Effective Date of Termination for three (3) full years (i.e., three (3) additional years of age and service credits shall be added); provided, however, that for purposes of determining "final average pay" under such programs, the Executive's actual pay history as of the Effective Date of Termination shall be used. Payout of such amounts shall occur at the time established under such plans at the Effective Date of Termination.

                  To the extent that the Executive is subject to a reduction of such benefits due to application of early retirement provisions, the three (3) additional years of age shall be incorporated in the early retirement reduction calculation so as to offset such reduction. Also, three (3) additional years of age, but not any additional service, shall be used to determine the Executive's eligibility for early retirement benefits.

      4.4 TERMINATION FOR DISABILITY. Following a CIC of the Company, if the Executive's employment is terminated due to Disability, the Executive shall receive his Base Salary through the Effective Date of Termination, at which point in time the Executive's benefits shall be determined in

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accordance with the Company's disability, retirement, insurance, and other applicable plans and programs then in effect.

      4.5 TERMINATION FOR RETIREMENT OR DEATH. Following a CIC of the Company, if the Executive's employment is terminated by reason of his Retirement or death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect.

      4.6 TERMINATION FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON OR RETIREMENT. Following a CIC of the Company, if the Executive's employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive voluntarily (other than for Retirement) and other than for Good Reason, the Company shall pay the Executive his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

      4.7 NOTICE OF TERMINATION. Any termination by the Company for Cause or by the Executive for Good Reason under this Article 4 shall be communicated by Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      4.8 DELIVERY OF NON-COMPETITION AND RELEASE AGREEMENT. In the event the Company terminates Executive's employment for any reason other than for Cause, Retirement or Disability, the Company shall, not later than the date it delivers the Notice of Termination to Executive, present Executive with a Non-Competition and Release Agreement for execution by Executive. Such release shall be deemed effective upon the expiration of the required waiting periods under applicable state and/or Federal laws.

      The minimum value of the Non-Compete and Release Agreement at the time this Agreement was entered into was at least 1.5 times the Executive's Base salary which has been built into the severance formula in Section 4.3 hereof.

      4.9 REMOVAL FROM REPRESENTATIVE BOARDS. In the event the terminating Executive occupies any board of directors seats solely as a Company representative, as a condition to receiving the severance set forth in Section
4.3 hereof the Executive shall immediately resign such position upon his termination of employment with the Company, unless specifically requested in writing by the Company otherwise.

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ARTICLE 5. FORM AND TIMING OF SEVERANCE BENEFITS

      5.1 FORM AND TIMING OF SEVERANCE BENEFITS. The Severance Benefits described in Sections 4.3(a), 4.3(b), 4.3(c), and 4.3(d) hereof shall be paid in cash to the Executive in a single lump sum, subject to the Non-Compete and Release Agreement described in Section 4.8, as soon as practicable following the Effective Date of Termination (and successful expiration of the waiting periods set forth in Section 4.8 hereof), but in no event beyond thirty (30) days from such date.

      5.2 WITHHOLDING OF TAXES. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required pursuant to the Income Tax Act.

ARTICLE 6. THE COMPANY'S PAYMENT OBLIGATION

      6.1 PAYMENT OBLIGATIONS ABSOLUTE. Except as provided in Section 7 hereof, the Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in Section 7 hereof, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Executives or from whomsoever may be entitled thereto, for any reasons whatsoever.

      The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement.

      6.2 CONTRACTUAL RIGHTS TO BENEFITS. Subject to Section 3.2 hereof, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he may become entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

ARTICLE 7. DISPUTE RESOLUTION

      Any dispute or controversy arising under this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the Canadian Arbitration and Mediation Institute then in effect, subject to the provision of
Section 10.7.

      Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of any arbitration involving Severance Benefits, including the fees and expenses of the counsel for the Executive, shall be borne by the Company; provided, however, that the Company

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shall be reimbursed by the Executive for all such fees and expenses, including the fees and expenses of the Company, in the event the Executive fails to prevail with respect to any one (1) material issue of dispute in connection with such legal action.

ARTICLE 8. OUTPLACEMENT ASSISTANCE

      Following a Qualifying Termination (as described in Section 4.2 hereof) the Executive shall be reimbursed by the Company for the costs of all outplacement services incurred by the Executive within the two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to twenty thousand dollars ($20,000) (CDN).

ARTICLE 9. SUCCESSORS AND ASSIGNMENT

      9.1 SUCCESSORS TO THE COMPANY. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

      9.2 ASSIGNMENT BY THE EXECUTIVE. This Agreement shall inure to the benefit of and be enforceable by each Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

ARTICLE 10. MISCELLANEOUS

      10.1 EMPLOYMENT STATUS. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company may be terminated by either the Executive or the Company provided that proper notice of termination has been given, subject to applicable law.

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      10.2 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.

      10.3 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular, and the singular shall include the plural.

      10.4 SEVERABILITY. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

      10.5 MODIFICATION. Except as provided in Article 1 and Section 3.2 hereof, no provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

      10.6 EFFECT OF AGREEMENT. This Agreement shall completely supercede and replace any and all portions of any contracts, plans, provisions, or practices pertaining to severance entitlements owing to the Executive from the Company for Severance Benefits relating to a CIC, and is in lieu of any notice requirement, policy or practice. As such, the Severance Benefits described herein shall serve as the Executive's sole recourse with respect to Qualifying Termination by the Company. The parties acknowledge that the obligations to pay the Executive under this Agreement shall be made by WYL as the Executive's employer and failing payment by WYL, then by Weyerhaeuser.

      10.7 APPLICABLE LAW. This Agreement shall be governed and interpreted in accordance with the laws of the Province of British Columbia, which shall be the proper law hereof. The parties agree to attorn to the jurisdiction of the courts of the Province of British Columbia with respect to any dispute or other matter arising hereunder.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this ___ day of _______________, 2006.

      Weyerhaeuser Company                        Executive

      By: ________________________________        ______________________________

      Its: _______________________________

      Attest: ____________________________

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